Mail Stop 3561

 							February 10, 2006

Mr. Steven Paladino
Executive Vice President and Chief Financial Officer
Henry Schein, Inc.
135 Duryea Road
Melville, NY 11747

	Re:	Henry Schein, Inc.
		Form 10-K for Fiscal Year Ended December 25, 2004
      Filed March 4, 2005
      Forms 10-Q for Fiscal Quarters Ended
      March 26, 2005, June 25, 2005, and September 24, 2005
		File No. 0-27078

Dear Mr. Paladino:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief